Exhibit 10.1

Execution Copy

II-VI INCORPORATED, 375 Saxonburg Boulevard, Saxonburg, PA 16056

General Offices: 724-352-4455

AMENDED & RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of this 23rd day of August, 2022, by and between II-VI INCORPORATED, a Pennsylvania corporation (the “Employer”), and Vincent D. Mattera, Jr. (the “Employee”).

PREAMBLE

Employer has employed Employee as its Chief Executive Officer under the terms of an employment agreement between Employer and Employee, as amended and restated on January 26, 2020 (the “Prior Agreement”). The initial term under the Prior Agreement is scheduled to end on August 1, 2023. Employer desires to continue to employ Employee as its Chief Executive Officer beyond August 1, 2023. This Agreement extends the employment term and updates certain provisions regarding Employee’s compensation opportunities, especially in light of the acquisition of Coherent, Inc. on July 1, 2022. This Agreement replaces and supersedes the Prior Agreement in its entirety upon becoming effective.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree to the following:

1.       Employment. Employer shall continue to employ Employee as Chief Executive Officer to perform such duties as may be determined and assigned to Employee by the Employer from time to time.

2.     Term. Subject to earlier termination as provided in this Agreement, Employee shall be employed for a term beginning on August 1, 2022 and ending on August 1, 2030 (the “Initial Term”). Employee’s employment shall automatically be extended for successive additional terms of one (1) year (each a “Renewal Term”) unless either party gives the other written notice of its intent not to renew at least ninety (90) days prior to the end of the Initial Term or the then current Renewal Term. As used herein, “Term” shall mean collectively the Initial Term and any Renewal Term(s). Notwithstanding any provision herein to the contrary, Employee’s employment may be terminated prior to the end of the Term in accordance with Section 10(a) either: (i) by Employee for any reason (i.e., with or without “Good Reason” as defined herein), (ii) by Employer for any reason (i.e., with or without “Cause” as defined herein), or (iii) due to Employee’s death or Employee having become permanently disabled as reasonably determined by Employer’s board of directors (the “Board of Directors”) or as certified by a qualified physician selected by the Board of Directors (“Disability”).

3.       Compensation.

(a)     Total Direct Compensation. In consideration of the services to be performed by Employee, Employer agrees to pay Employee a base salary payable in equal installments at the regularly scheduled pay dates of Employer. In addition to base salary, Employee shall be eligible to receive cash bonuses and annual long-term incentive awards as Employer shall determine from time to time at Employer’s discretion and consistent with Employer’s senior executive compensation policies and practices as established by the Board of Directors from time to time and exclusive of the Deferred Compensation Plan contribution described in Section 3(b) (collectively, the “Total Direct Compensation”). Employee’s Total Direct Compensation for Employer’s Fiscal Year 2023 (July 1, 2022 – June 30, 2023) shall be the amounts shown and described on Exhibit 1, which is attached hereto and incorporated herein. Employee’s base salary may be adjusted from time to time in accordance with Employer’s performance review processes and policies, provided that in no event will the amount of Employee’s base salary be reduced.

(b)      Annual Employer Contribution Under the Deferred Compensation Plan. As required by the terms of the Prior Agreement and as an additional retention incentive for Employee’s service, Employer shall credit Employee’s account under Employer’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) with $1,000,000 on June 30, 2023, provided Employee has not separated from service with Employer prior to such date. Such Employer contribution shall be (i) vested as of the date credited except in the case of involuntary termination by Employer for Cause, (ii) periodically adjusted for deemed earnings in accordance with the terms of the Deferred Compensation Plan, and (iii) payable to Employee in a single lump sum cash payment upon Employee’s “separation from service” in accordance with the terms of the Deferred Compensation Plan (subject to any six-month payment delay required by “Section 409A” (as defined herein) and the terms of the Deferred Compensation Plan).

(c)      Other Benefits. Employer also agrees to provide Employee with fringe benefits and all other benefits from time to time provided to similarly situated executive employees. Employer agrees to provide Employee with life insurance coverage in an amount equal to two (2) times Employee’s annual base salary. Employer agrees to provide Employee with a long-term disability benefit which will provide Employee with a disability benefit in an amount equal to sixty percent (60%) of his annual base salary in excess of two hundred thousand dollars ($200,000) (“Supplemental Disability Benefit”). The Supplemental Disability Benefit will be payable to Employee provided Employee has satisfied and continues to satisfy the eligibility provisions and been determined to be disabled under Employer’s long-term disability plan provided to all employees of Employer. Employer shall pay directly to Employee the Supplemental Disability Benefit in equal monthly installments, subject to all applicable withholding as required by law, and shall provide Employee with the Supplemental Disability Benefit until Employee attains the age of sixty-six (66). Employee shall be eligible to receive five (5) weeks of vacation per year.

4.       Full Time, Best Efforts and Conduct. Employee covenants and agrees to devote all of Employee’s business time and efforts to the faithful performance of the duties assigned to Employee from time to time by Employer, except to the extent that Employer expressly permits Employee to engage in outside activities during business hours. Employer and Employee acknowledge that from time to time, Employee may either desire or be asked by Employer to engage in business activities or perform business services for the benefit of third parties, such as, e.g., serving as an outside director or consultant for another company. In each case, Employee’s involvement in such business activities or services shall be subject to the mutual agreement and approval of both Employer and Employee. Employee shall at all times engage in conduct in accordance with the highest standards of ethics and shall take no action that will harm the reputation of Employer. To every extent not inconsistent with the terms of this Agreement, the terms and conditions of Employee’s employment are also governed by Employer’s personnel policies and employee handbook, as they may be issued and amended from time to time.

5.       Confidential Information.

(a)     Nondisclosure and Non-use. Both during the term of Employee’s employment with Employer and thereafter, Employee covenants and agrees that Employee (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of Employer and its Affiliates; (ii) shall not disclose to any third party any Confidential Information, except as may be required by Employer in the course of Employee’s employment or by law; and (iii) shall not use, directly or indirectly, for Employee’s own benefit or for the benefit of another, any Confidential Information. Employee acknowledges that Confidential Information has been and will be developed and acquired by Employer and its Affiliates by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of Employer’s and its Affiliates’ business, and that its disclosure would cause substantial and irreparable injury to Employer’s and its Affiliates’ business. For purposes of this Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control with Employer.

(b)       Definition of Confidential Information. “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, Employee in connection with Employee’s past, present or future employment with Employer and that relates to the business, products, services, research or development of any of the Employer or its Affiliates or their suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of Employer’s, or any of its Affiliates’, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons.

(c)      Not Confidential Information. Confidential Information shall not include information that Employee can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by Employee from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to Employee on a non-confidential basis prior to the Employee’s employment with Employer.

(d)     Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and Employee will bear the burden of proving that any Confidential Information is publicly or rightfully known by Employee.

(e)      Return of Confidential Information and Materials. Employee agrees to return to Employer either before or immediately upon the termination of Employee’s employment with Employer any and all information, materials or equipment which constitutes, contains or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of Employer in the possession, custody or control of Employee which was obtained by Employee during the course of or as a result of Employee’s employment with Employer whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for Employee. Employee shall also provide Employer, if requested to do so, the name of the new employer of Employee and Employer shall have the right to advise any subsequent employer of Employee’s obligations hereunder.

6.       Inventions.

(a)    Ownership of Inventions. Any and all developments, discoveries, inventions, enhancements, modifications and improvements (collectively, “Inventions”) created or developed by Employee alone or with others during the term of Employee’s employment, whether or not during working hours and whether on Employer’s premises or elsewhere, shall be deemed works for hire and will be the sole and exclusive property of Employer if the Invention is:

(i)      within the scope of Employee’s duties assigned or implied in accordance with Employee’s position; or

(ii)     a product, service, or other item which would be in competition with Employer Products or which is related to Employer Products, whether presently existing, under development, or under active consideration; or

(iii)    in whole or in part, the result of Employee’s use of Employer’s resources, including, without limitation, personnel, computers, equipment, facilities or otherwise.

(b)      Assignment of Inventions. Employee shall promptly and fully disclose all Inventions to Employer and shall cooperate and perform all actions reasonably requested by Employer to establish, confirm and protect Employer’s right, title and interest in each such Invention. During the term of Employee’s employment with Employer and after termination of such employment, if Employer should then so request, Employee agrees to assign and does hereby assign to Employer all rights in the Inventions. Employee agrees to execute and deliver to Employer any instruments Employer deems necessary to vest in Employer the sole title to and all exclusive rights in the Inventions. Employee agrees to execute and deliver to Employer all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections as Employer may desire. Employee further agrees to assist fully Employer or its nominees in the preparation and prosecution of any litigation connected with the Inventions. If Employer is unable because of Employee’s mental or physical incapacity or for any other reason (including, but without limitation, Employee’s refusal to do so after request therefor is made by Employer) to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions belonging to or assigned to Employer pursuant to this Agreement, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee.

7.    Non-Competition. Employee covenants and agrees that during the term of Employee’s employment with the Employer and for a period of two (2) years after the date of termination of the Employee’s employment hereunder for any reason (the “Restricted Period”), Employee shall not, directly or indirectly, for the benefit of Employee or others, either as an employee, principal, agent, stockholder, consultant or in any other capacity, engage in or have a financial interest in any Competitor within the Restricted Territory. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than 2% of the outstanding securities of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of any such corporation.

For purposes of this Agreement:

(a)      “Competitor” shall mean any corporation, limited liability company, partnership, sole proprietorship or other person or entity who is involved or is engaged in the design, manufacture, purchasing, distribution, sale, assembly, provision or marketing of any products or services that are the same as or similar to Employer Products.

(b)      “Employer Products” shall mean any products or services:

(i)      designed, manufactured, purchased, distributed, sold, assembled, provided and/or marketed by Employer or its Affiliates; or

(ii)     that Employer or its Affiliates has planned to design, manufacture, purchase, distribute, sell, assemble, provide or market, and for which Employee has provided services or over which Employee had direct or indirect managerial or supervisory authority or about which Employee received Confidential Information.

(c)    “Restricted Territory” means anywhere in the world where Employer’s Products are designed, manufactured, assembled, marketed or sold.

This covenant on the part of Employee shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant. Employee expressly agrees that the restrictions of this Section 7 will not prevent Employee from otherwise obtaining gainful employment upon termination of Employee’s employment with Employer.

8.     Non-Solicitation of Business Associates. During the Restricted Period, Employee shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of Employer or an Affiliate to terminate or alter its relationship with Employer or Affiliate, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with the Employer Products.

9.     Non-Solicitation of Employees. During the Restricted Period, Employee shall not, directly or indirectly, induce, solicit or encourage any employee of Employer or its Affiliates to terminate or alter his, her or its relationship with Employer or its Affiliates.

10.     Termination.

(a)   Termination Date and Procedures. If the Agreement is not renewed in accordance with Section 2, Employee’s employment will automatically end upon the end of the applicable Initial Term or Renewal Term. Employee’s employment may also be ended earlier as follows:

(i)       Death. Employment hereunder shall terminate automatically upon Employee’s death.

(ii)     Disability. Employment hereunder shall terminate upon written notice to Employee by the Board of Directors of termination due to Disability.

(iii)   By Employer. Employer may terminate Employee’s employment hereunder without Cause upon ninety (90) days’ advance written notice to Employee. Employer may terminate Employee’s employment immediately for Cause, subject to any applicable notice and cure requirements as specified in the definition of “Cause” below.

(iv)   By Employee. Employee may terminate employment hereunder without Good Reason upon ninety (90) days’ advance written notice to Employer. Employee may terminate employment hereunder for Good Reason, subject to the applicable notice and cure requirements as specified in the definition of “Good Reason” below.

(b)      Termination Without Cause or by Employee for Good Reason. If (i) Employer terminates Employee without Cause, (ii) the Term of the Agreement is not renewed under Section 2 by action of the Employer without Cause, or (iii) Employee terminates his employment for Good Reason, except when such termination is coincident with or within a twenty-four (24) month period following the occurrence of a Change in Control, Employer shall pay Employee severance pay in an amount equal to two (2) multiplied by Employee’s Average Annual Income; provided, however, that if such termination of employment occurs after Employee has attained age seventy (70), the amount shall equal one (1) times Employee’s annual rate of base salary. In addition, Employer shall pay to Employee an amount equal to the product of (A) eighteen (18) and (B) the full total monthly premium cost (i.e., Employee’s and Employer’s portion) for Employee’s Healthcare Coverage. The amounts payable under this Section 10(b) will be paid to Employee no later than sixty (60) days after the date of termination, subject to the conditions of Section 10(g). The severance pay will not be considered compensation for the purpose of any other fringe benefit program of Employer.

(c)      Termination on Death or Disability or by Employee without Good Reason. On termination of Employee’s employment as a result of Employee’s death or Disability, Employer shall pay to Employee or his personal representative on behalf of the estate of Employee, his annual base salary through the last day of the fiscal year in which the date of death or Disability occurs and payment of any bonuses that would have been paid to Employee for such fiscal year had Employee remained employed by Employer, which bonuses shall not be prorated because Employee was not employed for the full fiscal year. Any such payments shall be made not later than the 15th day of the third month following Employer’s fiscal year in which such death or Disability occurs. On the termination of employment by Employee for other than Good Reason, Employer shall promptly pay to Employee any unpaid annual base salary and bonuses, on a pro rata basis, earned by Employee up to the date of termination in accordance with Employer’s established payroll practices.

(d)     Termination after Change in Control. If (i) Employer terminates Employee’s employment without Cause, (ii) the Term of the Agreement is not renewed under Section 2 by action of the Employer without Cause, or (iii) Employee terminates Employee’s employment for Good Reason, and in each such case such termination is coincident with or within a twenty-four (24) month period following the occurrence of a Change in Control, Employer shall pay Employee severance pay in an amount equal to three (3) multiplied by Employee’s Average Annual Income. The severance pay will be paid to Employee within the period specified in Section 10(d)(iv) below after the expiration of any applicable revocation periods set forth in the Release required under Section 10(g)(i) below. This severance payment will not be considered compensation for the purpose of any other fringe benefit plan of Employer.

(i)      In addition, Employer shall cause any unvested Equity Awards held by Employee to become fully vested and, if applicable, shall cause each such Equity Award to remain exercisable for the period set forth in the applicable Equity Awards Agreement. For the avoidance of any doubt, the provisions of this Section 10(d)(i) shall supersede the provisions contained in the applicable Equity Award Agreements, provided that the provisions of the Equity Award Agreements will control to the extent such provisions are more favorable to Employee. In the case of any performance-based Equity Awards, “full vesting” means vesting based on the level of performance adjustment determined under the terms of the applicable Equity Award Agreement in connection with the Change in Control.

(ii)      In addition, Employer shall pay to Employee an amount equal to the product of (A) twenty-four (24) and (B) the full total monthly premium cost (i.e., Employee’s and Employer’s portion) for Employee’s Healthcare Coverage.

(iii)   In addition, Employer shall pay Employee a lump sum cash payment of Forty Thousand Dollars ($40,000.00) in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position.

(iv)    All payments to be made pursuant to this Section 10(d) shall be made, in lump sum, no later than sixty (60) days after the date of termination.

(e)      Special Retirement Provisions for Equity Awards. Notwithstanding any provision of this Agreement to the contrary, because Employee has already attained age 65 as of the date of this Agreement, if Employee’s employment with the Company terminates for any reason, whether voluntary or involuntary, other than a termination by the Company for Cause, then the following vesting treatment shall apply to any outstanding Equity Awards granted from and after the date of this Agreement: (i) stock options shall continue to vest and become exercisable in accordance with the applicable vesting schedule and remain exercisable for the full option term; (ii) time-vesting restricted stock units shall immediately vest in full; and (iii) performance-vesting awards (including performance share units) shall continue to vest in full (i.e., not prorated) upon completion of the applicable performance period based on actual performance results; provided, however, that if such termination of employment occurs before August 1, 2023, performance-vesting awards shall be prorated for the portion of the performance period completed unless aggregate performance results for the performance period are achieved at 100% of target or greater (in which case the award as adjusted for performance will vest in full as otherwise provided by this Section). For the avoidance of any doubt, the provisions of this Section shall supersede the provisions contained in the applicable Equity Award Agreements, provided that the provisions of the Equity Award Agreements will control to the extent such provisions are more favorable to Employee.

(f)      Adjustments to Payments.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Employer to Employee or for Employee’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “IRC”), or any interest or penalty is incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Employee received all of the Payments. Employer shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(ii)     All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by Employer from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to Employer and to Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee.

(g)      Conditions to Receipt of Severance Benefits/Repayment of Severance Benefits.

(i)      As a condition to receiving any severance benefits to which Employee may otherwise be entitled under Sections 10(b) and 10(d) of this Agreement (the “Severance Benefits”), Employee shall execute, deliver and not revoke a release and waiver (the “Release”), in a form provided by Employer to be substantially in the form as attached hereto as Exhibit 2, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against Employer and its Affiliates. Unless otherwise required by applicable law, the Release must be executed by Employee within twenty-one (21) days (or, if required by law, forty-five (45) days) of the date of termination; provided, however, in all cases, the Release must become final, binding and irrevocable prior to the sixtieth (60th) day following Employee’s date of termination. If Employee fails or otherwise refuses to execute a Release within the time specified herein, or revokes the Release, Employee will not be entitled to any such Severance Benefits and Employer shall have no further obligations with respect to the payment of the Severance Benefits. In addition, if following a termination of employment that gives Employee a right to the payment of Severance Benefits, Employee engages in any activities that would have violated any of the covenants in Sections 5, 6, 7, 8 or 9 of this Agreement, Employee shall have no further right or claim to any Severance Benefits from and after the date on which Employee engages in such activities and Employer shall have no further obligations with respect to the payment of the Severance Benefits.

(ii)     If Employee violates any of Employee’s obligations set forth in Sections 5, 6, 7, 8 or 9 of this Agreement, Employer after becoming aware of such violation may provide written notice of such violation or breach to Employee and request repayment of Severance Benefits. Employee agrees that, in the event of such a violation, within thirty (30) days after the date Employer provides notice to Employee, Employee shall pay to Employer, in a form acceptable to Employer, a dollar amount equal to any Severance Benefits paid to or on behalf of Employee pursuant to this Agreement. The parties agree that during the thirty (30) day period, they will use their best efforts to resolve the issues. Employee agrees that failure to make such timely payment to Employer constitutes an independent and material breach of the terms and conditions of this Agreement, for which Employer may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies that Employer may have resulting from Employee’s breach of the obligations set forth in Sections 5, 6, 7, 8 or 9 of this Agreement. Employee agrees that timely payment to Employer as set forth in this Section 10(g)(ii) is reasonable and necessary because the compensatory damages that will result from breaches of Sections 5, 6, 7, 8 or 9 of this Agreement cannot readily be ascertained. Further, Employee agrees that timely payment to Employer as set forth in this Section 10(g)(ii) is not a penalty, and it does not preclude Employer from seeking all other remedies including injunctive relief that may be available to Employer.

(h)    Section 409A/Termination of Employment. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the IRC (“Section 409A”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(i)      For purposes of the Agreement, Employee shall be considered to have experienced a termination of employment only if Employee has terminated employment with Employer and all of its controlled group members within the meaning of Section 409A. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c) of the IRC; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the IRC and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether Employee’s employment has been terminated shall be determined by all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the IRC.

(ii)     For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (1) each payment that is scheduled to be made following Employee’s termination date and within the applicable two and one-half (2 1⁄2) month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (2)

post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (3) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). Employee shall have no right to designate the date of any payment under this Agreement.

(iii)    With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A. Employer reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom) and payable on account of a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Employee) if the Employee is a “specified employee” (as defined in Section 409A and determined in accordance with the procedures established by Employer). Any payment that would otherwise have been due or owing during such six (6) month period will be paid immediately following the end of the six (6) month period in the month following the month containing the six (6) month anniversary of the date of termination.

(i)      Definitions. For purposes of this Agreement, the following definitions shall have the following meanings:

(i)    “Average Annual Income” means an amount equal to (A) the sum of Employee’s annual base salary and annual cash bonuses for the three (3) fiscal years of Employer preceding the date of Employee’s termination of employment divided by (B) three (3).

(ii)     “Cause” shall mean a determination by the Board of Directors, in the exercise of its reasonable judgment that any of the following has occurred:

(1)      the willful and continued failure by Employee to perform Employee’s duties and responsibilities with Employer under the Agreement (other than any such failure resulting from incapacity due to physical or mental illness or disability) which is not cured within thirty (30) days of receiving written notice from Employer specifying in reasonable detail the duties and responsibilities which Employer believes are not being adequately performed;

(2)      the willful engaging by Employee in any act which is materially damaging to Employer;

(3)      the conviction of Employee of, or a plea of “guilty” or “no contest” to: (A) any felony; or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

(4)      any material breach by Employee of the terms of the Agreement; or

(5)      the engaging by Employee in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to Employee at Employer’s expense.

(iii)     “Change in Control” shall be deemed to have occurred when:

(1)    Employer is merged or consolidated with another entity the result of which is that immediately following such transaction (A) the persons who were the shareholders of Employer immediately prior to such transaction have less than a majority of the voting power of Employer or the entity owning or controlling Employer; or (B) the individuals who comprised the Board of Directors of Employer immediately prior to such transaction cease to be at least a majority of the members of the Board of Directors of Employer or of the entity controlling Employer, or

(2)    a majority of Employer’s assets are sold or otherwise transferred to another corporation not controlled by or under common control with Employer or to a partnership, firm, entity or one or more individuals not so controlled, or

(3)    a majority of the members of Employer’s Board of Directors consists of persons who were not nominated for election as directors by or on behalf of Employer’s Board of Directors or with the express concurrence of the Employer’s Board of Directors, or

(4)      a single person, or a group of persons acting in concert, obtains voting control over a majority of Employer’s outstanding voting shares.

(iv)   “Equity Award” means an award granted to Employee covering the common stock of Employer, including stock options, restricted stock, restricted stock units, and performance stock units, granted under any equity incentive plan maintained by Employer from time to time, including: (1) the II-VI Incorporated 2005 Omnibus Incentive Plan, (2) the II-VI Incorporated 2009 Omnibus Incentive Plan, (3) the II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan, (4) the II-VI Incorporated 2018 Omnibus Incentive Plan, or (5) any successor plan(s) thereto.

(v)    “Equity Award Agreement” means the agreement evidencing, and governing the terms of, an Equity Award.

(vi)    “Good Reason” means, without Employee’s express written consent:

(1)      a reduction in title or position;

(2)      a material reduction of Employee’s employment responsibilities;

(3)      a material reduction by Employer of (i) Employee’s annual rate of base salary, (ii) Employee’s target Total Direct Compensation under Section 3(a) to a level below 50th percentile of the Employer’s compensation competitor group as determined by the Board of Directors from time to time, or (iii) the annual Employer contribution under the Deferred Compensation Plan under Section 3(b), in each case as provided as in effect immediately prior to such reduction;

(4)      a material increase in the amount of Employee’s business travel which produces a constructive relocation of Employee; or

(5)      a material reduction by Employer in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced.

In order for Employee to terminate for Good Reason: Employer must be notified by Employee in writing within ninety (90) days of the event constituting Good Reason; the event must remain uncorrected by Employer for thirty (30) days following such notice (the “Notice Period”); and such termination must occur within sixty (60) days after the expiration of the Notice Period.

(vii)   “Healthcare Coverage” means coverage for Employee and his tax-qualified dependents under Employer’s group health plan that provides medical care (including group dental and vision), based on the applicable plans and Employee’s coverage elections in effect immediately prior to the Employee’s date of termination of employment. Employer’s group health plan does not include other benefits offered under an Employer welfare plan such as life insurance and disability insurance.

11.     Remedies.

(a)      Arbitration. Except to the extent set forth in Section 11(b) below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the rules of the American Arbitration Association by three independent and impartial arbitrators. Each party shall appoint one of such arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Pittsburgh, Pennsylvania. The arbitrators are not empowered to award damages in excess of economic and compensatory damages.

(b)      Injunctive Relief. It is agreed by the parties hereto that any violation by Employee of any of the covenants contained in Sections 5, 6, 7, 8 or 9 herein would cause immediate, material and irreparable harm to Employer and/or its Affiliates which may not be adequately compensated for by money damages and, therefore, Employer and/or its Affiliates shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require Employee to account for and pay over to Employer and/or its Affiliates all benefits derived or received by Employee as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by Employer and/or its Affiliates. The Restricted Period set forth herein shall be extended by any period of time in which Employee is in breach of the covenants contained in Sections 5, 6, 7, 8 or 9 of this Agreement and for any period of time which may be necessary to secure an order of court or injunction, either temporary or permanent, to enforce any of the covenants contained in Sections 5, 6, 7, 8 or 9 of this Agreement.

(c)      Employee Acknowledgment. Employee acknowledges and agrees that the periods of restriction and geographical areas of restriction imposed by the confidentiality and non-competition covenants of this Agreement are fair and reasonably required for the protection of Employer and its Affiliates.

12.     Severability. In the event that, and if for any reason, any portion of this Agreement shall be held to be invalid or unenforceable, it is agreed that the remaining covenants and restrictions or portions thereof shall remain in full force and effect, and that if the validity or unenforceability is due to the unreasonableness of the time or geographical area covered by said covenants and restrictions, said covenants and restrictions of this Agreement shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a Court of competent jurisdiction.

13.     Disparaging Statements. Both parties agree not to make any disparaging statements that reflect negatively on the reputation or good name of the other.

14.     Entire Agreement; Amendments; No Waiver. This Agreement supersedes the Prior Agreement and any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever, provided that this Agreement does not supersede, replace or modify in any respect any indemnification agreement between Employer and Employee. No alterations, amendments, changes or additions to this Agreement will be binding upon either Employer or Employee unless in writing and signed by both parties. No waiver of any right arising under this Agreement made by either party will be valid unless set forth in writing signed by both parties. Notwithstanding the foregoing or any provision of this Agreement to the contrary, Employer may at any time (after consultation with Employee) modify, amend or terminate any or all of the provisions of this Agreement or take any other action, to the extent necessary or advisable to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A, the regulations issued thereunder or an exception thereto.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions.

16.     Employee’s Representations. Employee warrants and represents that, to the best of Employee’s knowledge, Employee has provided Employer with copies of all agreements with previous employers that may still be applicable and that Employee’s performance under this Agreement will not violate any agreement to which Employee is a party and that Employee will not bring any materials which are proprietary to a third party to Employer without the prior written consent of such third party.

17.    Binding Effect. This Agreement is binding upon the parties hereto and on their respective heirs, personal representatives, successors and assigns. Employee agrees that the obligations contained in Sections 5, 6, 7, 8 and 9 of this Agreement will survive the termination of this Agreement.

18.      Assignment. Employee’s rights and obligations under this Agreement shall not be transferable by Employee, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Employee shall be void. Employer may assign/delegate all or any portion of this Agreement whereupon Employee shall continue to be bound hereby with respect to such assignee/delegatee, without prior notice to Employee and without need of Employee’s consent thereto. In addition to and without limiting the Employer’s right to assign, transfer, or convey this Agreement or any portion of it, Employee recognizes that Employer may assign the Employee temporarily or permanently to one or more Affiliates of Employer. In such event, all of Employee’s duties under this Agreement shall apply with equal force to the Affiliate(s), and the Affiliate(s) shall be empowered to stand in the shoes of the Employer for purposes of enforcing this Agreement.

19.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands and seals the day and year first above written.

II-VI INCORPORATED

By: /s/ Walter R. Bashaw II
Walter R. Bashaw II, President

EMPLOYEE:

/s/ Vincent D. Mattera, Jr.
Vincent D. Mattera, Jr.

Exhibit 1

1.	Total Direct Compensation for Fiscal Year 2023 (July 1, 2022 - June 30, 2023)

Target Total Direct Compensation on an annualized basis of $12,000,000, as follows:

Compensation Element	FY23 Target Amount	Comment

Base Salary	$1,125,000	This amount is between 50th and 75th percentile CEO base salary versus approved compensation competitor group (based on the combined business following the closing of the Coherent acquisition). This change is effective July 1, 2022.

Target STI BIP GRIP Total	$90,000 $2,160,000 $2,250,000	BIP based on standard target of 8% of base salary Total STI target equals 200% of base salary

Equity	$8,625,000	Awarded 60% time-vesting restricted shares and 40% performance shares, on the date approved by the Compensation Committee of the Board of Directors, following standard practice for determining number of shares/options, standard vesting conditions and standard award agreement forms as generally applicable to senior executive officers and approved by the Board of Directors (does not include Coherent closing award made on July 1, 2022)

TDC	$12,000,000	FY23 target amount determined by Board of Directors, with advice and analysis of compensation consultant, approximates 50th percentile versus approved compensation competitor group (based on the combined business following the closing of the Coherent acquisition)

Exhibit 2

Form of Release

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT (“Agreement”) dated as of the ______ day of ___________, 20____,

BY AND BETWEEN

II-VI INCORPORATED,

a Pennsylvania corporation (“Employer”)

AND

_______________________________, an individual, (“Employee”)

W I T N E S E T H:

WHEREAS, Employee has been employed by Employer as a _____________;

WHEREAS, effective as of ___________, 20__ (the “Separation Date”), Employee’s position with Employer has been terminated; and

WHEREAS, the parties desire to meet and conclude certain aspects of the employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto for themselves and their respective heirs, personal representatives, successors and assigns, hereby agree as follows:

1.      Releases.

(a)    Employee, for Employee and Employee’s heirs, administrators, and assigns, irrevocably and unconditionally generally releases and forever discharges any causes of action or claims, known or unknown (including, but not limited to, claims for attorneys’ fees, expenses and/or costs) that Employee has or may have against (a) Employer, (b) its or their past or present parents, affiliates or subsidiaries and/or any of their predecessors or successors and (c) the current and former directors, owners, administrators, shareholders, managers, agents, and officers of Employer (collectively referred to as “Company”) and expressly waives and releases Company from any and all claims, grievances, actions and causes of action, at law or in equity, contract or tort, including negligence, or any other cause or claim that has or may have or could be brought before any federal, state, local or municipal court directly or indirectly relating to or connected with Employee’s employment with Company, Employee’s termination from employment with Company, or the facts, circumstances, actions or inactions arising out of or relating to any aspect of Company’s treatment of Employee until the date of this Agreement. Without limitation of the foregoing general terms, this release includes, but is not limited to, claims (including for costs and attorneys’ fees) arising from any alleged violation of any federal, state or local statutes, ordinances, executive orders, or common law principles relating to tort law, education, employment, the payment of wages and benefits, educational benefits, training, or any other claims relating to or arising from, in connection with or during Employee’s employment and/or affiliation with Company, including but not limited to, claims arising under the Civil Rights Act of 1964 as amended, including Title IX, 20 U.S.C. § 1687, Title VI, 42 U.S.C. § 2000(d), and Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Employment Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act, as amended (ADEA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Equal Pay Act of 1963, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (FMLA), whistle-blower, and any and all common law claims, including but not limited to, all other forms of employment discrimination, wrongful termination, retaliatory discharge, breach of express, implied, or oral contact, interference with contractual relations, commission of tort, fraud, defamation, and slander based on any act, transaction, circumstance or event contemporaneous with, or prior to, the date of this Agreement. This release also expressly includes any pension or benefit plans of Company and/or the past or present officers, directors, trustees, administrators, agents and employees of Company or of any Company benefit plan, for any actions up to and including the date hereof and the continuing efforts thereof, except for the performance of the provisions of this Agreement and except for the payment of any vested pension benefits to which Employee may be entitled, if any, under the express provisions of the Company pension plan, subject to ERISA’s vesting requirements. It is the intention of Employee to effect a general release of all actual and potential claims as of the date of this Agreement. Provided, however, that nothing contained in this Agreement shall prevent Employee from challenging the validity and legality of the release under the ADEA.

(b)      Employee agrees that Employee will not initiate or cause to have initiated or be a party to any legal action against Employer, except to the extent necessary to enforce any remaining aspect of the Agreement or as specifically excluded in this Paragraph 1(b) or in Paragraph 1(a) above. In the event that Employee brings or causes to bring any action against Company that Employee has agreed in the preceding sentence not to bring or should Company prevail in any claim of a breach of this Agreement, Employee will indemnify and hold the Company harmless from and against all costs incurred in connection with defense or prosecution of the legal action, including attorneys’ fees. Company will be entitled to all damages available at law or equity in addition to its costs of defending or prosecuting such action. The Employee’s right to file a charge of discrimination with the Equal Employment Opportunity Commission or similar agency and Employee’s right to challenge the validity and legality of the release in paragraph 1(a) under the ADEA are expressly excluded from the Employee’s promise not to bring any legal action against the Company. However, if any charge, complaint, lawsuit or administrative claim is filed by or in the name of Employee or on Employee’s behalf with the Equal Employment Opportunity Commission, the Pennsylvania Human Relations Commission, or any other similar administrative agency or organization, or in any other forum, against any of the persons or entities released in this Agreement, based upon any act or event which occurred on or before the date Employee signed this Agreement, Employee will not seek or accept any personal relief, including but not limited to any award of monetary damages or reinstatement to Employee’s employment with Employer. (Provided, however, that this provision shall not apply to a claim for damages under the ADEA in the event that the Agreement is declared invalid with respect to the waiver of all ADEA claims. If successful on such a claim, however, any monetary damages obtained by Employee shall be offset by the monies paid under the Agreement, together with all allowable interest thereon.)

(c)      As of the date of execution of this Agreement, the Employee represents and warrants that Employee knows of no work-related injury, illness, or condition sustained during Employee’s employment with Employer. As of the date of execution of this Agreement, Employee further represents and warrants that Employee knows of no condition or event that would entitle him to benefits under the FMLA.

(d)       As of the Separation Date, Employee has ___________ (____) earned and unused vacation days, having a gross value of ________________________ ($________). This amount, from which all required taxes and withholdings shall be deducted, shall be paid in the Employee’s final paycheck as an active employee. Employee acknowledges that with the payments set forth in this Paragraph 1(d), the Employer shall have paid him in full. The Employee also represents that Employee knows of no claim that would entitle him to relief under the Fair Labor Standards Act.

(e)      Employee agrees that the payment set forth in Section 2(a) below exceeds any amounts Employee is entitled to receive and shall be sufficient consideration for all of the Employee’s agreements, obligations, covenants, and releases contained in this Agreement. Employee further agrees that the Employer has no plan or practice of paying severance covering Employee.

(f)      Effective _____________, neither party shall be required to perform under any agreement related or ancillary to Employee’s employment with Employer, including, without limitation, __________, except as expressly set forth in this Agreement. Employee shall cease to perform any duties for the Employer, and shall cease to represent that Employee is a current employee of Employer, effective _________________.

2.	Wage Payments, Severance Payments and Benefits.

In consideration of the representations and covenants of Employee contained in this Agreement, Employer agrees to do the following:

(a)      Employer shall pay Employee the severance payments and benefits specified in the Employment Agreement between Employer and Employee dated January __, 2020, as the same may be amended from time to time (the “Employment Agreement”).

(b)      Employer agrees not to contest Employee’s application for unemployment compensation unless (i) Employee becomes employed; or (ii) the Employee provides inaccurate information in Employee’s application for benefits. The parties agree that the reason for Employee’s unemployment for purposes of seeking unemployment compensation benefits shall be “_______________.”

(c)         Nothing contained in this Agreement or the payments and benefits contemplated in it shall be interpreted to be inconsistent with the fact that Employee’s employment with Employer was terminated for all purposes on the Separation Date. Employee further acknowledges that the payments set forth in Paragraph 2 do not constitute any type of admission by Employer.

3.	Returning Company’s Property and Maintaining Confidentiality.

Employee agrees to return all Company property and confidential and proprietary information which may be in Employee’s possession including, but not limited to supplier lists, proprietary, confidential or secret information, customer lists, customer file information, product information and data, financial matters, competitive status, organizational matters, technical capabilities, marketing and distribution plans, customer or supplier data, strategies, processes, books, computer hardware, software, diskettes, notes, reports, work products, and any other information prepared for Employer by him or at Employee’s or Employer’s direction (collectively, “confidential and proprietary information”). Employee shall also delete all confidential and proprietary information from any personal electronic files, including, without limitation, information or files maintained in any personal computer, PDA, blackberry or other electronic device. Such deletions shall be done in a manner that will not allow them to be recovered or duplicated. All such property shall be returned and deletions made by the Effective Date. Employee further agrees not to use or apply confidential and proprietary information for Employee’s own advantage or for the benefit of any person or entity except Employer and its affiliates and agrees not to disclose, divulge or disseminate confidential and proprietary information or any other customer or product information to anyone not affiliated with Employer, except with the prior written consent of Employer. Employee also agrees to provide Employer with all passwords that Employee uses in connection with Employee’s employment to allow Employer to have access to all information to which Employee has access and to comply with all exit routines, including check lists, that the Employer normally uses in connection with terminations from employment.

4.	Opportunity to Review and Revoke.

Employee acknowledges that this Agreement contains a complete waiver and release of claims of age discrimination under, among other statutes, the ADEA and that Company offered Employee a period of at least twenty-one (21) days (or, if required by law, forty-five (45) days) within which to consider this Agreement. Employee acknowledges that 21 days (or 45 days, if applicable) is a reasonable period of time to review this Agreement, but that Employee may voluntarily elect to sign this Agreement earlier. Employee further acknowledges that Employee has been advised and has had a full and fair opportunity to consult with an attorney of Employee’s choosing. Within a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement by delivery (in person or by certified mail) of a written notice revoking the same, to the Vice President, Human Resources, II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, PA 16056. The notice must be received within the said seven (7) day period. This Agreement shall not become effective or enforceable until that date on which the seven-day revocation period has expired without a revocation of this Agreement (the “Effective Date”). Employee fully understands the terms and significance of this Agreement including the release contained within it, and Employee particularly understands that Employee is waiving and releasing any and all claims against the Company.

5.	Continuation of Restrictive Covenants.

Employee acknowledges and agrees that Employee remains subject to the covenants set forth in Sections 5, 6, 7, 8 and 9 of the Employment Agreement.

6.	Non-Disclosure.

Employee agrees to keep confidential and not discuss, disclose, or reveal, directly or indirectly, the terms of this Agreement to any person, corporation, or entity with the exception of the members of Employee’s immediate family, any person from whom Employee legitimately seeks financial or tax advice, and/or any person consulted by Employee prior to Employee signing this Agreement to understand the interpretation, application, or legal effect of this Agreement, who (prior to disclosure to them) shall likewise agree to maintain the confidentiality of this Agreement. It shall be deemed a material breach of this Agreement for Employee to disclose or reveal the existence of this Agreement or any of the terms hereof to anyone in violation of the confidentiality provisions of this Agreement, provided, however, that nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that he has made such reports or disclosures.

7.	Miscellaneous.

(a)      There are no understandings between the parties regarding this Agreement other than as specifically set forth herein and there have been no promises, inducements or commitments made to or by Employer in conjunction with this Agreement that are not explicitly set forth herein.

(b)      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)      This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and the termination of such employment and contains all of the covenants and agreements between the parties with respect to such employment and the termination thereof, provided that this Agreement does not supersede, replace or modify in any respect any indemnification agreement between Employer and Employee. No alterations, amendments, changes or additions to this Agreement will be binding upon either Employer or Employee unless reduced to writing and signed by both parties. No waiver of any right arising under this Agreement made by either party will be valid unless given in writing and signed by both parties.

(d)      This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors, affiliates and assigns.

(e)       By Employee’s execution of this Agreement, Employee expressly understands, covenants and agrees that Employee will not apply for or seek in any way to be employed, hired, recalled or reinstated by the Company now or in the future; and Employee covenants and agrees that Company will not ever be obligated to employ or reemploy him or engage Employee’s services.

(f)       The provisions, including individual terms and phrases, of this Agreement are severable. Any provision of this Agreement or portion thereof which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining portion of any such provision or this Agreement as a whole, and without affecting the validity or enforceability of such provision in any other jurisdiction.

(g)      All parties represent and warrant that each is fully capable of performing all obligations required under this Agreement and has not assigned or otherwise alienated any right or obligation that in any manner would reduce or undermine the full implementation and effect of this Agreement.

8.	Right to Seek Counsel of Attorney.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS FULLY READ AND FULLY UNDERSTOOD THIS AGREEMENT; THAT EMPLOYEE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS AGREEMENT; THAT EMPLOYEE WAS GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH LEGAL COUNSEL OF EMPLOYEE’S CHOICE BEFORE SIGNING IT, AND THAT EMPLOYEE WAS ENCOURAGED AND ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING IT.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands and seals on this date, ______________, 20___.

[EMPLOYEE]	II-VI INCORPORATED

By: